Exhibit 21
                         Subsidiaries of the Registrant


1. Western Energy Management, Inc., is a Delaware corporation and is a wholly-owned subsidiary of the Company.

2. Onsite/TCC Corp. ("Onsite/TCC") is a Delaware corporation and was a wholly-owned subsidiary of the Company until February 1997.

3. Television City Cogen, L.P. ("TCC"), is a California Limited Partnership. The Company, directly or indirectly through Onsite/TCC, owned all of the general and limited partnership interests in TCC until February 1997.

4. Onsite Business Services, Inc. ("OBS"), is a Kansas corporation and is a wholly-owned subsidiary of the Company.

5. Onsite/Mid-States, Inc., is a Kansas corporation and is a wholly-owned subsidiary of OBS.

6. SYCOM ONSITE Corporation is a Delaware corporation and is a wholly-owned subsidiary of the Company.

7. Lighting Technology Services, Inc., is a California corporation and is a wholly-owned subsidiary of the Company.

8. Onsite Energy de Panama, S.A. is a Panamanian corporation and is a wholly-owned subsidiary of the Company.